Exhibit 99.1

Dear Fellow Stockholder of Wells Timberland REIT, Inc.:

Do you have a favorite season? If you've ever lived in the southern United States, you know it’s one of those special regions that experiences four distinct seasons each year. Stark winter gives way to exuberant spring, while the hot abundance of summer is finally cooled by fall, and another year draws to its close.

In the life cycle of Wells Timberland REIT, we have reached a change in seasons: We are now leaving the fundraising stage and entering a summer of cultivation, during which we will continue to manage the portfolio for operational consistency and long-term value potential. This change in seasons was marked by two key events.

First, we closed the REIT’s continuous public offering. With this decision, Wells Timberland REIT will now focus entirely on portfolio management and positioning for future value.

Second, our advisor, Wells Timberland Management Organization, made the decision to forego over $27 million in advisory fees owed by Wells Timberland REIT. This is great news because it demonstrates our advisor's commitment to the REIT at this stage of its operations. It also enables the REIT to retain this capital to support its continued operations and long-term value creation. In other words, instead of paying these fees, Wells Timberland REIT can put this money to work in the forest on behalf of you and your fellow stockholders.

The timing of our advisor’s fee discharge is fortunate considering current market conditions. The housing market and new construction starts remained low last year, as did the demand for sawtimber. Yet Wells Timberland REIT is well-positioned to continue to operate consistently and sustainably through this economic downturn and to benefit when sawtimber demand recovers. Our sizable and well-managed asset, Mahrt Timberland, continues to benefit from its 20-year fiber supply agreement with MeadWestvaco and maintains a plentiful pulpwood inventory. Also, through careful forest management, we’ve positioned the forest for future chip-n-saw and sawtimber volume, thereby growing the potential value of our timber at a future harvest or sale.

In the year ahead, we'll have an opportunity to assess the market's impact on Wells Timberland REIT when we conduct an appraisal of the REIT’s assets in order to publish an estimated per-share value. We can't predict what the new estimated share value may be. However, we know that it will not necessarily represent the value you should expect to receive once the REIT goes “full cycle” and completes a future liquidity event, such as listing our shares on an exchange or selling our assets and distributing the proceeds to you, our stockholders. It will simply be a “snapshot” of the per-share estimated value at a certain time, which will help our management team make the most informed decisions on behalf of you and your fellow stockholders as we continue to move forward. The per-share estimated value will also be temporary, since we plan to estimate the per-share value again each year.

I look forward to what this season of cultivation and preparation for harvest holds for Wells Timberland REIT, and I thank you for allowing us to serve as stewards of your timberland investment.

Sincerely,

Leo F. Wells III
President and Director
Wells Timberland REIT, Inc.

Dear Wells Timberland REIT Stockholder:

Last year was a significant period for Wells Timberland REIT. In 2011, the REIT closed its continuous public offering of shares — a step that marked its entry into the first year of focusing solely on the REIT’s portfolio management. We have a number of milestones to look forward to in the next few years. These include preparing for Wells Timberland REIT’s first valuation (to be completed by 2013) and eventually taking the REIT “full cycle.”

Preparing Now for Long-Term Results
In just four years, Wells Timberland REIT has successfully raised $303 million, and we are proud to call you one of the more than 10,000 stockholders in the REIT.

The first major milestone came in 2007, when Wells Timberland REIT acquired approximately 323,000 acres of timberland.1 Because we were in the early stages of our operations, this acquisition was financed almost exclusively with debt. We’re pleased to report that today we have reduced Wells Timberland REIT’s debt to $122 million, from an initial amount of approximately $372 million. We’ve also reduced the REIT’s borrowing costs - the REIT’s weighted-average interest rate on these borrowings as of December 31, 2011, was 3.7% — and we’ve maintained excellent liquidity, with more than $13.6 million of cash and an unused, but available, credit facility of $15 million.

At the close of 2011, Wells Timberland REIT had approximately 300,000 acres under management, with about three-quarters owned by the REIT. The decrease in acreage since purchase is primarily due to lease expirations, along with several “higher-and-better-use” land sales. We actually expanded the amount of land the REIT owns last year, with the purchase of 1,400 acres adjoining properties already owned. Going forward, we’ll continue to look for opportunities to acquire additional timberland to complement the existing portfolio.

At the end of this year’s growing season, we expect that we will have planted more than 15 million seedlings, most of which are improved seedlings that represent more than 50 years of research and selection to improve quality and growth. Also, through aggressive thinning, we have strategically managed the forest to produce faster growth of higher-value products — namely sawtimber and chip-n-saw — in the coming years, particularly on the REIT’s owned land.

Wells Timberland REIT remains certified under the Sustainable Forestry Initiative (SFI), an important recognition for responsible timberland ownership. We are proud that the REIT was also recognized as a 2011 Forestry for Wildlife Partner for the state of Georgia, in recognition of management practices that promote sustainability and the well-being of a variety of plant and animal species.

Operating Performance Summary and Outlook
Since the first full year of operating the REIT’s timberland investment, the Mahrt Timberland, Wells Timberland REIT has produced positive adjusted earnings from continued operations before interest, taxes, depletion, and amortization (or “Adjusted EBITDA”). We believe this calculation, which is disclosed in our enclosed Annual Report on Form 10-K, is an important measure of the Mahrt Timberland’s operating performance due to the significant amount of fixed assets subject to depletion and the significant amount of financing subject to interest and amortization expense.2

1. Asset included approximately 228,100 acres owned fee-simple and long-term leasehold interests in 94,700 acres.

2. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of our operating performance and cash-generating capacity. EBITDA is defined by the Securities and Exchange Commission; however, we have excluded certain other expenses due to their noncash nature, and we refer to this measure as “Adjusted EBITDA.” As such, Adjusted EBITDA, as defined, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be viewed as an alternative to net income or cash from operations as a measurement of our operating performance, as it excludes certain expenses related to fixed-asset investments required to generate revenues. Due to our significant amount of debt, management views operating income as the most appropriate earnings measure of our underlying timber operations.

In 2011, we harvested 1.3 million tons of wood — down slightly from prior years — and we expect to continue to harvest approximately 1 million tons of timber from the REIT’s forests every year going forward. Even after harvesting 6.3 million tons of wood over the past four years, the forest today still contains a total volume of 10.4 million tons of merchantable timber - a reduction of only about 1.2 million tons since purchasing Mahrt Timberland. The majority of that reduction has resulted from harvests on our leased timberland, meaning that we’re maximizing the potential value during the term of the leases. Also, these harvests have primarily consisted of lower-value pulpwood, leaving the majority of our higher-value timber products — chip-n-saw and sawtimber — still in inventory and growing toward long-term value potential for the REIT.

If our forest management plan proceeds as expected, we anticipate that the forest will continue to produce consistent positive Adjusted EBITDA over the next five years, even if the current poor markets persist for sawtimber. Of course, there are no guarantees with forestry, but silvicultural science and decades of research allow us to make reasonable business assumptions of future tree growth.

Should sawtimber prices improve even slightly, our operations could improve significantly. We don’t expect significant short-term improvements, however, in either general market conditions or the key driver of sawtimber demand — new housing starts. Still, we are cautiously optimistic; there are reports that demand for wood products has received a boost from new apartment and multi-family housing construction, which may eventually translate into renewed demand for new single-family homes in the U.S.

While current demand is poor, Mother Nature is on our side — our forest management plan is based on the portfolio’s true potential value being realized further down the road. As previously mentioned, we’re managing the forest toward an increased inventory of higher-value timber products as time progresses, and at present, we’re not quite halfway through our long-range growth plan for Mahrt Timberland. Therefore, we have planned for a potential recovery in the housing market to occur several years from now, at which point we anticipate increased timber demand.

Looking Ahead
We will continue to operate Wells Timberland REIT with the objective of maximizing long-term stockholder value as we move toward an opportunity to take the REIT “full cycle,” which we currently expect will occur on or before August 2018. This could be accomplished through a merger, selling the timberland, or listing the shares of common stock of Wells Timberland REIT on a securities exchange. Wells Timberland REIT’s board of directors will evaluate potential opportunities to provide liquidity to our stockholders, in terms of outcome and timing, in order to proceed in the manner that is consistent with the board’s fiduciary duties to stockholders.

As part of the board’s commitment to serving stockholders, we also recently made the decision to suspend the distribution of stock dividends to stockholders, as of the first quarter of 2012. This decision is no reflection of the REIT’s performance; rather, the board simply believes that at this point in the REIT’s life cycle, additional stock dividends would not provide further benefit to stockholders.

In addition, we anticipate completing a valuation of the REIT’s assets by the end of 2012, in order to publish the first estimated per-share value of the REIT’s common stock. While we don’t know what the estimated value of Wells Timberland REIT shares may be following the valuation, I do expect that it will reflect the impact of the current timber market factors mentioned earlier. Even if the market moves back into positive territory over the next few months, this valuation will still be influenced by several years of challenging economic conditions.

On the other hand, through prudent and sustainable forest management, we’ve not only maintained but increased the percentage of higher-value timber that the Mahrt Timberland contains. The REIT has a long-term (20-year) supply contract with a FORTUNE 500 paper manufacturer, MeadWestvaco, that allows us to sell pulpwood and small sawtimber at steady, predictable pricing schedules. Finally, as the advisor to Wells Timberland REIT, Wells Timberland Management Organization has agreed to eliminate approximately $27 million in accrued fees and reimbursable items incurred during the REIT’s early years. These positive factors will also be reflected in the estimated per-share value.

We can’t predict how other circumstances in the years ahead may impact the estimated per-share value over time, or know with any certainty what the eventual return to stockholders may be. Having a current estimate of value in hand, however, will help us as we continue pursuing long-term value potential on your behalf.

The bottom line is that Wells Timberland REIT holds a significant, well-managed asset that continues to operate as expected and is well-positioned to capitalize on an improving economy.

Thank you for choosing to be a part of Wells Timberland REIT.

Sincerely,
Jess E. Jarratt
President, Wells Timberland Management Organization, LLC
Director, Wells Timberland REIT, Inc.